Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

BALLY’S CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$458,137,433.25	(1)(2)	$0.00014760	$67,621.08	(3)
Fees Previously Paid	0		0	0
Total Transaction Valuation	$458,137,433.25		–	–
Total Fees Due for Filing	–		–	$67,621.08
Total Fees Previously Paid	–		–	0
Total Fee Offsets	–		–	$67,621.08	(4)
Net Fee Due	–		–	$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form of Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee paid with Fee Offset Source
Fee Offset Claims		PREM14A	001-38850	August 27, 2024		$67,621.08
Fee Offset Sources	Bally’s Corporation	PREM14A	001-38850		August 27, 2024		$67,621.08

(1)

Aggregate number of securities to which transaction applies: As of August, 23, 2024, the maximum number of shares of Bally’s Corporation common stock, par value $0.01 per share (“Company Common Stock”), to which this transaction applies is estimated to be 25,103,421 shares, which is calculated as follows: (i) 40,646,542 shares of Company Common Stock that are issued and outstanding on such date; minus (ii) 15,543,121 shares of Company Common Stock, the holders of which are parties to support agreements and will retain their shares of Company Common Stock post-closing. The holders of the remaining 25,103,421 shares of Company Common Stock that are issued and outstanding on such date (“Target Shareholders”) are entitled to receive the per share cash merger consideration of $18.25. For purposes of the fee calculation, the Registrant has assumed that all Target Shareholders will elect to receive the per share cash merger consideration.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of August 23, 2024, the underlying value of the transaction was calculated based on the product of (i) 25,103,421 shares of Company Common Stock eligible to receive the per share cash merger consideration; and (ii) the per share cash merger consideration of $18.25.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in Note 2 above by .00014760.

(4)	Bally’s Corporation previously paid $67,621.08 upon the filing of its Preliminary Proxy Statement on Schedule 14A on August 27, 2024 in connection with the transaction reported hereby.